Exhibit 99.1

Frozen Food Express Industries, Inc. Announces Fourth Quarter and 2011 Financial Results and Discusses Strategic Initiatives to Restore Profitability

DALLAS, TX - March 29, 2012 (GLOBE NEWSWIRE) -- Frozen Food Express Industries, Inc. (Nasdaq: FFEX) today announced detailed plans to restore profitability during fiscal 2012.  In addition, the Company announced fourth quarter and fiscal 2011 financial results.

“It is important that we communicate with our investors to assure them that we have a solid plan to return to the profitable operations we have enjoyed in the past,” stated Russell Stubbs, President and Chief Executive Officer of the Company.  “We faced strong headwinds during 2011 with an uncertain economy, unstable fuel costs, driver shortages, and increased commodity costs.  In addition, we made several decisions and incurred expenses to implement our strategic plan in the third and fourth quarters, which had a temporary negative effect on our financial results.  Nevertheless, we have repositioned the Company, maintained a well-capitalized balance sheet, and are confident that we have the right plan in place to restore meaningful profitability. Today, we intend to outline steps we have taken and discuss the overall direction of the Company.”

Key elements of the Company’s strategic plan to restore profitability during fiscal 2012 include:

•
Exit low margin/ low return businesses - As previously announced, the Company no longer provides dry van services via a dedicated fleet of dry van trailers.  We have sold approximately 435 dry van trailers and 228 tractors, netting approximately $13.6 million in cash proceeds.  This action removes a line of lower margin services, and by lowering the average age of the fleet, is expected to significantly improve operating efficiency.

•
Reinvest in growth businesses - The Company began providing bulk tank water transportation services for the crude oil drilling industry during the fourth quarter of 2011.  FFE plans to expand its fleet of trucks that provide this service from approximately 40 to 70 by the end of fiscal 2012.  Due to the 24/7 nature of drilling operations, equipment utilization rates are very high and present attractive return characteristics. These new services are expected to add approximately $40 million in incremental annual gross revenue.  We continue to look for other businesses in which we can deploy resources and generate increased revenues.

•
Improve operating efficiencies – The Company expects to realize annualized cost savings of approximately $5 million, as the result of its previously announced 12% reduction in non-driver staffing levels.  Additional operating efficiencies are expected from a reduction in the average fleet age from 2.8 years to 2.1 years. With a younger fleet, we expect to reduce tractor maintenance expense by 2 to 4 cents per mile and overall improvement in fuel economy of approximately 5 percent.

•
Improving yields in core temperature controlled business – Market conditions are improving in our core truckload (TL) and less-than-truckload (LTL) shipping markets. As a result, we expect to benefit from both volume and rate increases during fiscal 2012.

The Company plans to host a conference call Thursday, March 29th 4:00 P.M Central Time to discuss the strategic plan and 2011 financial results. Parties interested in participating in the conference call may dial-in at 1-866-757-6808.  The conference call will be webcast and can be accessed at www.ffex.net.

Highlights of Fourth Quarter and 2011 Financial Results

•	4Q11 operating revenue, net of fuel surcharges, was $74.2 million, compared to $78.6 million during 4Q10.
•	2011 operating revenue, net of fuel surcharges, was $307.8 million, compared to $311.4 million during fiscal 2010.
•	4Q11 net loss was $11.8 million, or $0.67 per share, compared to a net loss of $1.5 million, or $0.09 per share during 4Q10.
•	2011 net loss was $36.7 million, or $2.08 per share, compared to a net loss of $11.9 million, or $0.69 per share during fiscal 2010.
•	As of December 31, 2011, shareholders’ equity was $42.9 million, or $2.42 per share.
•	As of December 31, 2011, bank debt increased to $19.9 million compared to $5.7 million at December 31, 2010.
•	As of December 31, 2011, borrowing capacity was $23.9 million.

Outlook

The Company said that it expects to report a loss during its seasonally weakest first quarter.  As a result of its strategic plan, quarterly results are expected to improve throughout the year and the Company expects to produce near breakeven profitability during fiscal 2012.

The Company also said that its strategic plan for 2012 requires limited additional capital expenditures of approximately $3 million to $5 million, net of proceeds from disposition.  In addition, the Company expects to remain cash flow positive throughout the balance of fiscal 2012.

Mr. Stubbs concluded, “As a result of our efforts, we expect to see significant improvements in our cash flows and enhanced liquidity. We are committed to enhancing shareholder value, returning to profitability during 2012, and positioning the Company to achieve attractive returns for the long term."

About FFEX

Frozen Food Express Industries, Inc. is one of the leading temperature-controlled truckload and less-than-truckload carriers in the United States with core operations in the transport of temperature-controlled products and perishable goods including food, health care and confectionery products. Service is offered in over-the-road and intermodal modes for temperature-controlled truckload and less-than-truckload. The Company also provides transportation of water to support domestic crude oil exploration, brokerage/logistics and dedicated services to its customers.  Additional information about Frozen Food Express Industries, Inc. can be found at http://www.ffeinc.com. To join our email alert list, please click on the following link: http://financials.ffex.net/alerts.cfm.  The Company's common stock is traded on the Nasdaq Global Select market under the symbol FFEX.

The Frozen Food Express Industries, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3209

Forward-Looking Statements

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements relating to plans, strategies, objectives, expectations, intentions, adequacy of resources, including whether the Company will return to profitability in fiscal 2012, and may be identified by words such as "will", "could", "should", "believe", "expect", "intend", "plan", "schedule", "estimate", "project", and similar expressions. Those statements are based on current expectations and are subject to uncertainty and change. Although our management believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will be realized. Should one or more of the risks or uncertainties underlying such expectations not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. Among the key factors that are not within our management's control and that may cause actual results to differ materially from those projected in such forward-looking statements are demand for the Company's services and products, and its ability to meet that demand, which may be affected by, among other things, competition, weather conditions and the general economy, the demand for bulk tank water transportation services, the availability and cost of labor and owner-operators, the ability to negotiate favorably with lenders and lessors, continued availability of credit on commercially reasonable terms, the effects of terrorism and war, the availability and cost of equipment, fuel and supplies, the market for previously-owned equipment, the impact of changes in the tax and regulatory environment in which the Company operates, operational risks and insurance, risks of lawsuits and unfavorable judgements, risks associated with the technologies and systems used and the other risks and uncertainties described in our filings with the Securities and Exchange Commission. Given the volatility in fuel prices and the impact fuel surcharge revenues have on total operating revenues, we often make reference to total operating revenue excluding fuel surcharges to provide a more consistent basis for comparison of operating revenue without the impact of fluctuating fuel prices. Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports and filings with the Securities and Exchange Commission. The Company does not assume, and specifically disclaims, any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Frozen Food Express Industries, Inc. and Subsidiaries Consolidated Balance Sheets December 31, (in thousands)
Assets	2011	2010
Current assets
Cash and cash equivalents	$1,048	$1,203
Accounts receivable, net	43,450	41,921
Tires on equipment in use, net	5,968	5,982
Deferred income taxes	-	1,150
Equipment held for sale	3,437	-
Other current assets	7,868	6,575
Total current assets	61,771	56,831

Property and equipment, net	57,757	72,993
Deferred income taxes	1,009	-
Other assets	5,867	5,081
Total assets	$126,404	$134,905

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$30,339	$27,443
Insurance and claims accruals	10,667	8,697
Accrued payroll and deferred compensation	4,047	5,032
Accrued liabilities	1,251	709
Current maturities of notes payable and capital lease obligations	1,936	-
Deferred income taxes	690	-
Total current liabilities	48,930	41,881

Long-term debt	19,888	5,689
Long-term notes payable and capital lease obligations	8,901	-
Deferred income taxes	-	3,153
Insurance and claims accruals	5,783	5,373
Total liabilities	83,502	56,096

Shareholders’ equity
Common stock, $1.50 par value per share; 75,000 shares authorized;
18,572 shares issued	27,858	27,858
Additional paid-in capital	427	1,353
Accumulated other comprehensive loss	(67)	-
Retained earnings	21,572	58,242
Total common shareholders’ equity	49,790	87,453
Treasury stock (980 and 1,146 shares), at cost	(6,888)	(8,644)
Total shareholders’ equity	42,902	78,809
Total liabilities and shareholders’ equity	$126,404	$134,905

FROZEN FOOD EXPRESS INDUSTRIES, INC. AND SUBSIDIARIES Consolidated Statements of Operations For the Three and Twelve Months Ended December 31,
	(in thousands, except per-share amounts)
	Three Months		Twelve Months
	2011	2010	2011	2010
Total operating revenue	$92,191	$94,153	$388,461	$368,822
Operating expenses
Salaries, wages and related expenses	29,966	29,846	120,834	117,134
Purchased transportation	20,826	16,325	72,682	72,297
Fuel	19,563	19,784	93,217	71,566
Supplies and maintenance	13,849	11,876	56,410	47,886
Revenue equipment rent	10,037	8,731	36,590	35,847
Depreciation	3,906	4,208	17,781	16,322
Communications and utilities	1,164	1,317	4,682	4,975
Claims and insurance	7,349	2,253	20,553	13,017
Operating taxes and licenses	1,061	953	4,150	4,162
Gain on sale of property and equipment	(4,507)	(511)	(5,741)	(1,103)
Miscellaneous	1,188	1,288	5,540	4,389
Total operating expenses	104,402	96,070	426,698	386,492
Loss from operations	(12,211)	(1,917)	(38,237)	(17,670)

Interest and other (income) expense
Interest income	-	(2)	-	(32)
Interest expense	365	162	844	470
Equity in earnings of limited partnership	(363)	(373)	(914)	(816)
Life insurance and other	189	125	621	209
Total interest and other (income) expense	191	(88)	551	(169)
Loss before income taxes	(12,402)	(1,829)	(38,788)	(17,501)
Income tax benefit	(642)	(330)	(2,118)	(5,571)
Net loss	$(11,760)	$(1,499)	$(36,670)	$(11,930)

Net loss per share of common stock
Basic	$(0.67)	$(0.09)	$(2.08)	$(0.69)
Diluted	$(0.67)	$(0.09)	$(2.08)	$(0.69)
Weighted average shares outstanding
Basic	17,686	17,429	17,589	17,275
Diluted	17,686	17,429	17,589	17,275
Dividends declared per common share	$-	$-	$-	$-

The following table summarizes and compares the signicant components of revenue and presents our operating ratio and revenue per truck per week for each of the three- and twelve-month periods ended December 31:

	Three Months		Twelve Months
Revenue from (a)	2011	2010	2011	2010
Temperature-controlled services	$25,582	$31,176	$115,813	117,111
Dry-freight services	6,922	12,084	40,489	54,281
Total truckload linehaul services	32,504	43,260	156,302	171,392
Dedicated services	4,418	4,482	17,469	17,467
Total truckload	36,922	47,742	173,771	188,859
Less-than-truckload linehaul services	26,122	28,055	112,030	110,467
Fuel surcharges	18,022	15,524	80,705	57,410
Brokerage and logistics services	10,255	1,410	18,524	6,798
Equipment rental	870	1,422	3,431	5,288
Total operating revenue	92,191	94,153	388,461	368,822

Operating expenses	104,402	96,070	426,698	386,492
Loss from operations	$(12,211)	$(1,917)	$(38,237)	$(17,670)
Operating ratio (b)	113.2%	102.0%	109.8%	104.8%

Total truckload revenue	$36,922	$47,742	$173,771	$188,859
Less-than-truckload linehaul revenue	26,122	28,055	112,030	110,467
Total linehaul and dedicated services revenue	$63,044	$75,797	$285,801	$299,326

Weekly average trucks in service	1,648	1,790	1,751	1,782
Revenue per truck per week (c)	$2,911	$3,222	$3,130	$3,221

Computational notes:
(a)	Revenue and expense amounts are stated in thousands of dollars.
(b)	Operating expenses divided by total revenue.
(c)	Average daily revenue times seven divided by weekly average trucks in service.

The following table summarizes and compares selected statistical data relating to our freight operations for each of the three- and twelve-month periods ended December 31:

	Three Months		Twelve Months
Truckload	2011	2010	2011	2010
Total linehaul miles (a)	21,317	31,247	109,065	126,090
Loaded miles (a)	18,658	27,732	96,547	111,537
Empty mile ratio (b)	12.5%	11.2%	11.5%	11.5%
Linehaul revenue per total mile (c)	$1.52	$1.38	$1.43	$1.36
Linehaul revenue per loaded mile (d)	$1.74	$1.56	$1.62	$1.54
Linehaul shipments (a)	21.2	30.8	107.6	124.3
Loaded miles per shipment (e)	877	900	897	897
LTL
Hundredweight (a)	1,843	2,010	8,038	8,001
Shipments (a)	61.5	64.9	259.8	256.5
Linehaul revenue per hundredweight (f)	$14.17	$13.96	$13.94	$13.81
Linehaul revenue per shipment (g)	$425	$432	$431	$431
Average weight per shipment (h)	3,000	3,096	3,094	3,119

Computational notes:
(a)	Amounts are stated in thousands.
(b)	Total truckload linehaul miles less truckload loaded miles, divided by total truckload linehaul miles.
(c)	Revenue from truckload linehaul services divided by truckload total linehaul miles.
(d)	Revenue from truckload linehaul services divided by truckload loaded miles.
(e)	Total truckload loaded miles divided by number of truckload linehaul shipments.
(f)	LTL revenue divided by LTL hundredweight.
(g)	LTL revenue divided by number of LTL shipments.
(h)	LTL hundredweight times one hundred divided by number of shipments.

The following table summarizes and compares the makeup of our fleets between company-provided tractors and tractors provided by independent contractors as of December 31:

	2011	2010
Total company tractors available	1,390	1,499
Total owner-operator tractors available	266	304
Total tractors available	1,656	1,803
Total trailers available	3,388	3,503

CONTACT: Frozen Food Express Industries, Inc.

         Russell Stubbs, President and CEO
         John Hickerson, EVP and COO
         John McManama, SVP and CFO
         (214) 630-8090
         Dave Mossberg, Investor Relations
         Three Part Advisors, LLC
         817 310-0051